Exhibit 99.1

Susquehanna Bancshares, Inc.
26 North Cedar Street
NEWS RELEASE	Lititz, PA 17543-7000
Tel 717-626-4721
Fax 717-626-1874

MEDIA CONTACT:

Alison van Harskamp, Vice President and Director of Communications

Susquehanna Bancshares, Inc., (717) 625-6260, communications@susquehanna.net

Susquehanna Bancshares Ready to Brand Maryland

and South Central and Western Pennsylvania Bank Affiliates

Consolidation and name change to Susquehanna Bank will take effect April 15

FOR IMMEDIATE RELEASE (Lititz, Pa., April 13, 2005): Later this week, Susquehanna Bancshares, Inc., (Susquehanna) (Nasdaq: SUSQ) will combine and brand its subsidiary banks Citizens Bank of Southern Pennsylvania, Greencastle, Pa.; Farmers & Merchants Bank and Trust, Hagerstown, Md.; First American Bank of Pennsylvania, Everett, Pa.; and Susquehanna Bank, Towson, Md. The consolidated bank will be called Susquehanna Bank.

The consolidation and name change will take effect late Friday, April 15, 2005, after the close of business. Once complete, the Maryland state-chartered Susquehanna Bank will have $2.8 billion in combined assets, 589 employees, and will operate 58 banking offices—40 Md. banking offices in Allegany, Anne Arundel, Baltimore, Carroll, Garrett, Harford, Howard, Washington, and Worcester counties, 13 Pa. banking offices in Bedford, Blair, and Franklin counties, and five W.Va. banking offices in Berkeley and Jefferson counties.

Citizens Bank of Southern Pennsylvania, Farmers & Merchants Bank and Trust, First American Bank of Pennsylvania, and Susquehanna Bank have been affiliated with Susquehanna Bancshares and its family of banks since 1983, 1989, 1998, and 1995, respectively. Customers of the four banks began receiving mailings in February detailing the consolidation. Signage at all branches will begin changing this weekend to feature the Susquehanna Bank name and brand. No branches were closed at any of the four banks as a result of the consolidation and name change. Susquehanna Bank will be headquartered in Hagerstown, Md., with executive management offices located in both Hagerstown and Towson, Md.

Susquehanna announced the consolidation plan in October 2004 in conjunction with the launch of its new branding strategy to unify the company’s many financial services affiliates under a common master brand. Susquehanna affiliates are adopting the master brand—Susquehanna—and incorporating Susquehanna into their legal and market names. The branding and realignment provides customers easier access to more banking offices and creates banks of greater size, allowing Susquehanna to increase its presence in target markets.

“Customer feedback has been very positive in the markets where we’ve implemented the new, common brand,” said Susquehanna Chairman, President and CEO William J. Reuter. “Customers are finding it easier to locate and access our many banking offices, especially as their business or leisure travels take

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them from county to county and state to state. After the branding project is complete, customers will recognize that they can to do their banking business at our 157 banking offices and 170 ATMs in Maryland, New Jersey, Pennsylvania, and West Virginia. That type of banking convenience is a major benefit.”

Susquehanna Bank will become the third Susquehanna bank affiliate to adopt the new brand. The company branded its Marlton, N.J.-based bank, Susquehanna Patriot Bank, in June 2004. Susquehanna Patriot Bank has $2.1 billion in assets and operates a total of 37 banking offices—22 Pa. banking offices in Berks, Chester, Delaware, Lehigh, Montgomery, and Northampton counties and 15 N.J. banking offices in Burlington, Camden, and Gloucester counties. In January 2005, Susquehanna branded its Lancaster, Pa.-based bank, Susquehanna Bank PA. Susquehanna Bank PA has $2.3 billion in assets and operates 58 Pa. banking offices in Lancaster, Lycoming, Northumberland, Snyder, Union, and York counties.

Susquehanna is a financial services holding company, operating in multiple states, with assets of $7.5 billion. It provides financial services through its subsidiaries at over 175 locations in the mid-Atlantic region. In addition to its commercial banks, Susquehanna operates a trust and investment company, an asset management company, a property and casualty insurance brokerage company, a commercial leasing company and a vehicle leasing company. Investor information may be requested on Susquehanna’s Web site at www.susquehanna.net.

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